Exhibit 99.1

Shea Homes Reports Third Quarter 2014 Results

Walnut, California, November 5, 2014

Shea Homes, one of America’s largest private homebuilders, today reported results for the third quarter ended September 30, 2014.

Three Months Ended September 30, 2014 Highlights and Comparisons to Three Months Ended September 30, 2013

•	Net income attributable to Shea Homes was $33.7 million compared to $25.8 million, a 31% increase

•	Home sales orders were 460 compared to 434, a 6% increase

•	Active selling communities averaged 66 compared to 61

•	Home sales per community were 7.0, or 2.3 per month, compared to 7.1, or 2.4 per month, a 1% decrease

•	Cancellation rate was 17.6% compared to 16.7%

•	Backlog units were 1,198 compared to 1,124, a 7% increase

•	Backlog sales value was $703.0 million compared to $563.5 million, a 25% increase

•	Average selling price in backlog was $587,000 compared to $501,000, a 17% increase

•	Total revenues were $284.5 million compared to $238.3 million, a 19% increase

•	House revenues were $279.0 million* compared to $234.9 million*, a 19% increase

•	Homes closed were 482 compared to 493, a 2% decrease

•	Average selling price of homes closed was $579,000 compared to $477,000, a 21% increase

•	Gross margin was 23.9% compared to 23.4%

•	House gross margin was 24.3%* compared to 23.8%*

•	SG&A expenses were $31.9 million (11.2% of revenues) compared to $28.4 million (11.9% of revenues)

•	Income tax expense was $6.1 million compared to $1.3 million

•	Adjusted EBITDA was $54.2 million* compared to $43.6 million*

•	Cash and restricted cash at September 30, 2014 were $139.8 million compared to $145.4 million at September 30, 2013

Nine Months Ended September 30, 2014 Highlights and Comparisons to Nine Months Ended September 30, 2013

•	Net income attributable to Shea Homes was $73.8 million compared to $52.2 million, a 41% increase

•	Home sales orders were 1,618 compared to 1,467, a 10% increase

•	Active selling communities averaged 63 compared to 57

•	Home sales per community were 25.7, or 2.9 per month, for both periods

•	Cancellation rate was 14.9% compared to 13.9%

•	Total revenues were $720.7 million compared to $590.6 million, a 22% increase

•	House revenues were $707.9 million* compared to $578.8 million*, a 22% increase

•	Homes closed were 1,270 compared to 1,255, a 1% increase

•	Average selling price of homes closed was $557,000 compared to $461,000, a 21% increase

•	Gross margin was 24.0% compared to 23.0%

•	House gross margin was 24.3%* compared to 23.2%*

•	SG&A expenses were $89.8 million (12.5% of revenues) compared to $77.4 million (13.1% of revenues)

•	Income tax expense was $16.6 million compared to $1.7 million

•	Adjusted EBITDA was $135.7 million* compared to $100.3 million*

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9

For the 2014 third quarter, new home sales orders were 460 compared to 434 in the 2013 third quarter, a 6% increase, primarily due to an increase in active selling communities in our Southern California and San Diego segments, which were partially offset by a decrease in active selling communities in our Northern California and Mountain West segments. For the 2014 third quarter, home sales per community were 2.3 per month compared to 2.4 per month in the 2013 third quarter, a 1% decrease, which was primarily attributable to a slower sales pace in our South West segment, and in particular, Arizona. At September 30, 2014, our backlog was 1,198 homes compared to 1,124 at September 30, 2013, a 7% increase driven in large part by the higher level of sales during the third quarter. For the 2014 third quarter, the Company’s cancellation rate was 17.6% compared to 16.7% in the 2013 third quarter.

For the 2014 third quarter, net income attributable to Shea Homes was $33.7 million compared to $25.8 million in the 2013 third quarter, primarily due to a $12.0 million increase in gross margin (from higher revenues and an improved gross margin percentage), a $2.2 million improvement in our reinsurance transaction results, and a $0.9 million increase in income from unconsolidated joint ventures. These improvements were partially offset by a $3.5 million increase in selling, general and administrative expense and a $4.8 million increase in income tax expense.

For the 2014 third quarter, total revenues were $284.5 million compared to $238.3 million in the 2013 third quarter, a 19% increase, and house revenues were $279.0 million* for the 2014 third quarter compared to $234.9 million* in the 2013 third quarter, a 19% increase. The increase in house revenues was primarily due to a 21% increase in average selling price to $579,000, a result of general home price increases in most of our segments, and a greater percentage of deliveries from our Southern California segment, which delivers more expensive homes, which were partially offset by a 2% decrease in homes closed from 493 homes in the 2013 third quarter compared to 482 homes in the 2014 third quarter.

For the 2014 third quarter, total gross margin was 23.9% compared to 23.4% in the 2013 third quarter, a 50 basis point (bp) increase, and house gross margin was 24.3%* for the 2014 third quarter compared to 23.8%* in the 2013 third quarter, a 50 bp increase. For both of the 2014 and 2013 third quarters, house gross margin excluding interest was 30.1%*.

For the 2014 third quarter, SG&A expenses were $31.9 million (11.2% of revenues) compared to $28.4 million (11.9% of revenues) in the 2013 third quarter. The $3.5 million increase was primarily due to higher volume related costs, such as advertising and model costs, and higher compensation expense. However, our SG&A rate was lower as we continue to leverage our fixed overhead costs over a larger revenue base.

For the 2014 third quarter, interest incurred was $17.1 million compared to $16.8 million in the 2013 third quarter, while interest expense for the 2014 third quarter was $0.2 million versus $0.1 million in the 2013 third quarter.

For the 2014 third quarter, net operating cash flows were $53.0 million compared to $(16.3) million in the 2013 third quarter. This improvement in operating cash flow was primarily due to lower land acquisition and land development spending, and increased cash receipts from home closings, partially offset by increased house construction costs. For the 2014 third quarter, land acquisition and land development costs were $57.8 million compared to $85.5 million in the 2013 third quarter; and cash receipts from home closings were $279.6 million for the 2014 third quarter compared to $234.9 million in the 2013 third quarter.

For the nine months ended September 30, 2014, net income attributable to Shea Homes was $73.8 million compared to $52.2 million in the nine months ended September 30, 2013, primarily due to a $37.2 million increase in gross margin (from higher revenues and an improved gross margin percentage), a $4.5 million decrease in interest expense, a $4.6 million improvement in our reinsurance transaction results, and a $2.9 million increase in income from unconsolidated joint ventures. These improvements were partially offset by a $12.4 million increase in SG&A expense and a $14.9 million increase in income tax expense.

For the nine months ended September 30, 2014, net operating cash flows were $(68.1) million compared to $(124.4) million in the nine months ended September 30, 2013. This decrease in cash used in operating activities was primarily due to increased cash receipts from home closings, partially offset by increased land acquisitions, land development and house construction costs. For the nine months ended September 30, 2014, land acquisition and land development spending was $274.3 million compared to $241.6 million in the nine months ended September 30, 2013; and cash receipts from home closings were $708.8 million for the nine months ended September 30, 2014 compared to $578.8 million in the nine months ended September 30, 2013.

In January 2014, we acquired property from a related party under common control for $4.4 million cash, assumption of a $1.3 million net liability and estimated future revenue participation payments of $19.6 million. The $25.3 million of consideration was recorded as an equity distribution to our owners and, accordingly, resulted in a reduction in our total equity.

Earnings Conference Call

A conference call to discuss the Company’s 2014 third quarter results will be held at 1:00 p.m., Eastern time, November 6, 2014. The call will be broadcast live over the internet and can be accessed through the Company’s website at http://www.sheahomes.com/investor. The call will also be accessible by dialing (877) 474-9506 (domestic) or (857) 244-7559 (international); Passcode 15665368. The audio transmission with the slide presentation will be available on our website for replay 2 to 3 hours following the live broadcast. A replay of the presentation will be available by the end of the day and for 31 days thereafter.

About Shea Homes Limited Partnership

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has closed over 93,000 homes. Shea Homes builds homes with quality craftsmanship and designs that fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as the strength or weakness of the housing market, which are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and are difficult to forecast and that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence; changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demand; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-0954 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended September 30,			At or For the Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Operating Data:
Revenues	$284,489	$238,309	19%	$720,687	$590,579	22%
Gross margin %	23.9%	23.4%	50 bp’s	24.0%	23.0%	100 bp’s
Homebuilding revenues (a) *	$284,370	$238,079	19%	$720,225	$589,892	22%
Homebuilding gross margin % (a) *	23.8%	23.4%	40 bp’s	24.0%	22.9%	110 bp’s
House revenues *	$279,044	$234,938	19%	$707,898	$578,817	22%
House gross margin*	$67,757	$55,905	21%	$171,891	$134,063	28%
House gross margin % *	24.3%	23.8%	50 bp’s	24.3%	23.2%	110 bp’s
Adjusted house gross margin % excluding interest in cost of sales *	30.1%	30.1%	—	30.5%	30.0%	50 bp’s
SG&A expenses	$31,915	$28,388	12%	$89,793	$77,425	16%
SG&A % of total revenues	11.2%	11.9%	(70) bp’s	12.5%	13.1%	(60) bp’s
Net income attributable to Shea Homes	$33,749	$25,824	31%	$73,754	$52,196	41%
Adjusted EBITDA (b) *	$54,153	$43,632	24%	$135,677	$100,341	35%
Interest incurred	$17,112	$16,780	2%	$51,092	$50,322	2%
Interest capitalized to inventory	$16,068	$15,925	1%	$48,091	$43,874	10%
Interest capitalized to investments in joint ventures	$884	$710	25%	$2,565	$1,473	74%
Interest expense	$160	$145	10%	$436	$4,975	-91%
Interest in cost of sales (c)	$17,228	$15,110	14%	$45,136	$40,014	13%
Other Data (d):
Home sales orders (units)	460	434	6%	1,618	1,467	10%
Homes closed (units)	482	493	-2%	1,270	1,255	1%
Average selling price	$579	$477	21%	$557	$461	21%
Average active selling communities	66	61	8%	63	57	11%
Home sales orders per community	7.0	7.1	-1%	25.7	25.7	0%
Cancellation rate	17.6%	16.7%		14.9%	13.9%
Backlog at end of period (units)	1,198	1,124	7%
Backlog at end of period (est. sales value)	$703,046	$563,513	25%
Backlog at end of period (est. average selling price)	$587	$501	17%
Lots owned or controlled (units)	19,216	18,992	1%
Homes under construction (units) (e)	1,253	1,122	12%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 10 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$139,282	$206,205
Restricted cash	494	1,189
Accounts and other receivables, net	145,957	147,499
Receivables from related parties, net	23,152	32,350
Inventory	1,178,108	1,013,272
Investments in unconsolidated joint ventures	58,436	47,748
Other assets, net	58,216	57,070

Total assets	$1,603,645	$1,505,333

Liabilities and equity
Liabilities:
Notes payable	$761,740	$751,708
Other liabilities	346,701	308,168

Total liabilities	1,108,441	1,059,876
Total equity	495,204	445,457

Total liabilities and equity	$1,603,645	$1,505,333

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$284,489	$238,309	$720,687	$590,579
Cost of sales	(216,595)	(182,461)	(547,663)	(454,769)

Gross margin	67,894	55,848	173,024	135,810
Selling, general and administrative expenses	(31,915)	(28,388)	(89,793)	(77,425)
Interest expense	(160)	(145)	(436)	(4,975)
Other income, net	3,965	(208)	7,489	486

Income before income taxes	39,784	27,107	90,284	53,896
Income tax expense	(6,053)	(1,281)	(16,555)	(1,701)

Net income	33,731	25,826	73,729	52,195
Less: Net loss (income) attributable to non-controlling interests	18	(2)	25	1

Net income attributable to Shea Homes	$33,749	$25,824	$73,754	$52,196

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net income	$33,731	$25,826	$73,729	$52,195
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on reinsurance transaction	(4,001)	(1,758)	(6,175)	(1,599)
Depreciation and amortization expense	3,253	2,748	8,088	7,312
Distribution of earnings from unconsolidated joint ventures	4,125	—	9,425	6,000
Other operating activities, net	(1,172)	(99)	(4,671)	(718)
Changes in operating assets and liabilities:
Inventory	(14,192)	(54,022)	(169,983)	(212,623)
Payables and other liabilities	25,055	7,937	20,433	17,726
Other operating assets	6,228	3,085	1,032	7,258

Net cash provided by (used in) operating activities	53,027	(16,283)	(68,122)	(124,449)
Investing activities
Proceeds from sale of investments	70	85	174	3,163
Net collections on promissory notes from related parties	1,126	2,606	9,215	3,037
Distributions from (investments in) unconsolidated joint ventures, net	2,552	(466)	(2,426)	(16,316)
Other investing activities, net	—	500	—	—

Net cash provided by (used in) investing activities	3,748	2,725	6,963	(10,116)
Financing activities
Net decrease in notes payable	(916)	(1,241)	(2,339)	(1,993)
Contributions from owners	—	—	945	—
Distributions to owners	—	—	(4,385)	—
Other financing activities, net	15	—	15	—

Net cash provided by (used in) financing activities	(901)	(1,241)	(5,764)	(1,993)

Net increase (decrease) in cash and cash equivalents	55,874	(14,799)	(66,923)	(136,558)
Cash and cash equivalents at beginning of period	83,408	157,997	206,205	279,756

Cash and cash equivalents at end of period	$139,282	$143,198	$139,282	$143,198

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price
Homes closed:
Southern California	146	$818	48	$830	311	$841	179	$748
San Diego	49	537	85	477	137	523	176	463
Northern California	86	676	138	513	252	640	315	481
Mountain West	83	440	98	450	200	459	229	442
South West	118	327	116	322	370	329	333	315
East	—	—	8	285	—	—	23	252

Total consolidated	482	$579	493	$477	1,270	$557	1,255	$461

Southern California	15	$380	—	$—	65	$378	36	$280
Northern California	12	532	3	572	34	518	12	552
Mountain West	28	354	21	346	51	385	34	371
East	15	281	18	261	46	275	38	256

Total unconsolidated joint ventures	70	$375	42	$326	196	$380	120	$325

Total	552	$553	535	$465	1,466	$534	1,375	$449

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	101	11	107	7	407	10	211	5
San Diego	60	10	33	7	211	9	198	7
Northern California	82	13	84	14	301	14	305	13
Mountain West	102	13	72	15	340	12	306	15
South West	111	17	135	17	342	17	438	16
East	4	2	3	1	17	1	9	1

Total consolidated	460	66	434	61	1,618	63	1,467	57

Southern California	21	4	22	2	96	4	35	2
Northern California	11	4	11	4	40	4	33	3
Mountain West	38	5	25	5	78	5	59	5
East	33	3	19	2	99	3	61	2

Total unconsolidated joint ventures	103	16	77	13	313	16	188	12

Total	563	82	511	74	1,931	79	1,655	69

SEGMENT OPERATING DATA (continued)

(unaudited)

	September 30,
	2014			2013
	Backlog Units	Estimated Backlog Sales Value	Estimated Avg. Selling Price	Backlog Units	Estimated Backlog Sales Value	Estimated Avg. Selling Price
Backlog:
Southern California	256	$199,871	$781	155	$120,173	$775
San Diego	174	114,712	659	129	67,494	523
Northern California	193	140,058	726	231	139,286	603
Mountain West	347	173,741	501	289	133,650	462
South West	211	67,918	322	318	102,163	321
East	17	6,746	397	2	747	374

Total consolidated	1,198	$703,046	$587	1,124	$563,513	$501

Southern California	57	$27,197	$477	26	$9,077	$349
Northern California	29	16,340	563	31	16,430	530
Mountain West	50	21,221	424	36	14,258	396
East	103	31,398	305	59	16,271	276

Total unconsolidated joint ventures	239	$96,156	$402	152	$56,036	$369

Total	1,437	$799,202	$556	1,276	$619,549	$486

	September 30,
	2014	2013
Lots owned or controlled:
Southern California	1,799	1,982
San Diego	572	687
Northern California	4,046	3,239
Mountain West	9,731	10,075
South West	2,303	2,242
East	765	767

Total consolidated	19,216	18,992
Unconsolidated joint ventures	4,963	4,733

Total	24,179	23,725

Lots by ownership type:
Owned for homebuilding	6,481	6,581
Owned and held for sale	3,442	3,435
Optioned or subject to contract for homebuilding	6,259	5,942
Optioned or subject to contract held for sale	3,034	3,034
Joint venture	4,963	4,733

Total	24,179	23,725

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that, in each case, are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in cost of sales.

	Three Months Ended September 30, 2014				Three Months Ended September 30, 2013
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$284,489	$(216,595)	$67,894	23.9%	$238,309	$(182,461)	$55,848	23.4%
Less: Other	(119)	—	(119)	—	(230)	—	(230)	—

Homebuilding	284,370	(216,595)	67,775	23.8%	238,079	(182,461)	55,618	23.4%
Less: Land	(3,892)	2,929	(963)	24.7%	(2,750)	2,271	(479)	17.4%
Less: Other homebuilding	(1,434)	2,379	945	—	(391)	1,157	766	—

House	$279,044	$(211,287)	$67,757	24.3%	$234,938	$(179,033)	$55,905	23.8%

Add: Interest in house cost of sales (a)	—	16,256	16,256	—	—	14,733	14,733	—

Adjusted house excluding interest in cost of sales	$279,044	$(195,031)	$84,013	30.1%	$234,938	$(164,300)	$70,638	30.1%

	Nine Months Ended September 30, 2014				Nine Months Ended September 30, 2013
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$720,687	$(547,663)	$173,024	24.0%	$590,579	$(454,769)	$135,810	23.0%
Less: Other	(462)	—	(462)	—	(687)	—	(687)	—

Homebuilding	720,225	(547,663)	172,562	24.0%	589,892	(454,769)	135,123	22.9%
Less: Land	(8,831)	6,272	(2,559)	29.0%	(9,891)	5,525	(4,366)	44.1%
Less: Other homebuilding	(3,496)	5,384	1,888	—	(1,184)	4,490	3,306	—

House	$707,898	$(536,007)	$171,891	24.3%	$578,817	$(444,754)	$134,063	23.2%

Add: Interest in house cost of sales (a)	—	43,678	43,678	—	—	39,447	39,447	—

Adjusted house excluding interest in cost of sales	$707,898	$(492,329)	$215,569	30.5%	$578,817	$(405,307)	$173,510	30.0%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA means net income, plus distributions of earnings from joint ventures and non-guarantor subsidiaries, before (a) income taxes, (b) depreciation and amortization, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from joint ventures, (d) interest expense, (e) impairment charges and project write-offs and abandonments, (f) realized gain on sale of investments, (g) deferred gain recognition from the amortization of deferred gain resulting from a series of novation and reinsurance transactions entered into by Partners Insurance Company, a wholly-owned subsidiary (“PIC Transaction”), and (h) income (loss) from joint ventures and non-guarantor subsidiaries. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income	$33,731	$25,826	$73,729	$52,195
Adjustments:
Income tax expense (benefit)	6,053	1,281	16,555	1,701
Depreciation and amortization expense	3,253	2,748	8,088	7,312
Interest in cost of sales	17,228	15,110	45,136	40,014
Interest in equity in income (loss) from joint ventures	106	244	497	829
Interest expense	160	145	436	4,975

EBITDA	60,531	45,354	144,441	107,026
Adjustments:
Project write-offs and abandonments	192	389	662	582
Realized gain on sale of investments	—	(5)	—	(15)
Deferred gain recognition from PIC Transaction	(4,001)	(1,757)	(6,175)	(1,598)
Income from joint ventures and non-guarantor subsidiaries	(3,384)	(349)	(8,561)	(6,022)
Distributions of earnings from joint ventures and non-guarantor subsidiaries	811	—	5,293	367
Other	4	—	17	1

Adjusted EBITDA	$54,153	$43,632	$135,677	$100,341